Exhibit 99.1

234 Ninth Avenue North Seattle, WA 98109	T 206-624-3357 F 206-624-6857 www.jonessoda.com

JONES SODA CO. REPORTS FISCAL 2008 FIRST QUARTER RESULTS

May 1, 2008	Trading Symbol:	NASDAQ:	JSDA
		TSX-V:	JSD

Seattle, Washington – Jones Soda Co. (the “Company” or “Jones”) today announced results for the first quarter of 2008.

•	Finished goods case sales in our DSD and DTR channels increased 31% in the quarter compared to the same period of 2007.

•	Finished goods case sales of Jones branded products in the CSD channels increased 195% in the quarter compared to the same quarter of 2007.

•	Gross revenues increased 11.8% to $10.4 million for the quarter ended March 31, 2008 compared to $9.3 million in the same period of the prior year.

Stephen Jones, Chief Executive Officer stated, “During the first quarter we executed several important initiatives as part of our ongoing strategy to transition to a mainstream beverage company and improve our execution across the board. These included upgrading our distribution infrastructure in several key markets, enhancing our in-store merchandising materials, and developing more comprehensive and effective marketing and promotional programs. At the same time, we continued to strengthen our senior management team and began implementing new systems and procedures aimed at improving the Company’s overall performance. We are disappointed in our bottom line results. That said, we believe the investments we are making in our business are helping drive increased demand for our products, as evidenced by the growth in case sales of finished goods shipped by us and National Beverage in the first quarter compared to the same period a year ago.”

First Quarter review

Net revenue for the first quarter of 2008 was $9.4 million compared to $9.2 million in the first quarter of 2007. Net revenues for the first quarter reflect a reduction of $951,000 of promotional allowances for the CSD and DSD channels compared to a reduction of $87,000 in the comparable three-month period in 2007. We did not incur material slotting fees in the first quarter of 2008.

Gross margin for the first quarter of 2008 decreased to 20.4% versus 38.3% in the first quarter of fiscal 2007. Gross margin in the first quarter 2008 was negatively impacted by a provision of approximately $514,000 for discontinued inventory related primarily to specialty packs and packaging costs. Excluding the impact of inventory provisions, gross margins for 2008 would be 25.91%.

Operating expenses for the first quarter of 2008 increased to $5.9 million from $4.1 million in the corresponding period in the prior year. Included in the first quarter of 2008 operating expenses were incremental costs related to increased promotion and advertising, salaries, legal and audit fees.

For the first quarter of 2008, the Company reported a net loss of $3,853,359, or ($0.15) per diluted share, compared to net income of $58,312, or break-even per diluted share in the first quarter of 2007.

Mr. Jones continued, “2008 will be a transitional year as we work to create an operating platform that will allow us to fully capitalize on the potential of our assets and drive consistent sales and earnings growth. We have recently increased our spending in key areas such as new market promotions, brand advertising and sales team infrastructure in order to provide our organization with the necessary resources to achieve our long-term objectives. While these additional investments will negatively impact our near-term financial results, we believe they will result in a stronger, more effective company for the future. As we approach the key summer selling season, we believe that we are in a better position to drive higher sales volumes and capture key market share for our brand and portfolio of products.”

Conference Call

The Company will discuss its 2008 first quarter result on its scheduled conference call today, May 1st, at 1:30 p.m., Pacific time (4:30 p.m. ET). The live web cast of the conference call can be accessed from the Investor Relations section of the Jones Soda Web site at www.jonessoda.com. The replay will be available starting three hours after the call and remain in effect until June 15th, 2008.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co. markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda, Jones 24C, Jones Energy, Jones Organics, Jones Naturals and Whoopass brands and sells through its distribution network in markets across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda. For more information visit jonessoda.com and myjones.com

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our belief that our investments will result in a stronger, more efficient Company for the future and our belief that, as we approach the summer selling season, we are in a better position to drive higher sales volumes and capture key market share for our brand and portfolio of products. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Jones Soda’s actual results include, among others, its inability to establish distribution arrangements directly with retailers or with independent distributors, its inability successfully implement its canned soda strategy and to manage its relationship with National Beverage Corp., its inability to maintain relationships with its co-packers, its inability to maintain a consistent and cost-effective supply of raw materials, its inability to maintain brand image and product quality, its inability to protect its intellectual property, the impact of current and future litigation, its inability to develop new products to satisfy customer preferences, its inability to maintain effective internal controls and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda’s financial results is included in Jones Soda’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This release includes the non-GAAP financial measure of gross revenues (before deduction of slotting fees and promotional allowances) and gross margin excluding the impact of inventory provisions.

With respect to gross revenues, the most directly comparable GAAP measure is net revenues. Under GAAP, slotting fees and promotional allowances are recorded as a reduction to revenue in calculating net revenue. Gross revenues is used by management to monitor operating performance, including in comparison to prior years, as it allows evaluation of sales performance before the effect of any slotting fees and promotional items, which can mask certain performance issues. Management believes that the presentation of gross revenues provides useful information to investors because it allows a more comprehensive presentation of the Company’s operating performance. However, gross revenues should not be used alone as an indicator of operating performance in place of net revenues. The consolidated statement of operations included below includes a reconciliation of gross revenues to net revenues. Gross revenues may not be realized in the form of cash receipts as slotting fees and promotional payments and allowances may be deducted from payments received from customers.

With respect to gross margin excluding the impact of inventory provisions, the most directly comparable GAAP measure is gross margin, including the inventory provision. Management believes that the presentation of the non-GAAP gross margin measure provides useful information to investors because it facilitates comparison of the Company’s operating results with prior periods. However, this non-GAAP measure should not be used alone as an indicator of operating performance in place of the most directly comparable GAAP measure. A reconciliation of these non-GAAP measure to the most directly comparable GAAP measure is provided below.

JONES SODA CO.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Gross revenue (a)	10,354,852	9,276,089
Less: Promotional allowances and slotting fees (b)	(951,349)	(87,000)

Net Revenue	$9,403,503	$9,189,089
Cost of Goods Sold	7,481,031	5,671,879

Gross Profit	1,922,472	3,517,210
Gross Margin	20.44%	38.28%

Licensing Revenue	50,500	145,947

Operating Expenses (1):
Promotion and Selling	3,001,782	2,358,720
General & Admin.	2,860,099	1,732,221

	5,861,881	4,090,941

Loss before interest & taxes	(3,888,909)	(427,784)
Interest/Other income, net	147,437	441,086

Earnings (loss) before income taxes	(3,741,472)	13,302
Income tax benefit (expense)	(111,887)	45,010

Earnings (loss) for the period	(3,853,359)	58,312

Earnings (loss) per share:
Basic	$(0.15)	$0.00
Diluted	$(0.15)	$0.00

Weighted average number of common stock:
Basic	26,274,177	25,667,806
Diluted	26,274,177	26,449,564

(1) Includes non-cash stock based compensation:

Promotion and selling	$146,291	$68,004
General and administrative	$268,999	$139,896

a: Gross revenue is an internal indicator of operating performance and should not be considered as an alternative to net revenues, which is determined in accordance with GAAP. The use of gross revenues allows evaluation of sales performance before the effect of any promotional items. See discussion above under “Use of Non-GAAP Financial Measures”.

b: Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform to GAAP presentation. The presentation of slotting fees and promotional allowances facilitates an evaluation of the impact of those items on the determination of net revenues and illustrates the spending levels incurred to secure such sales.

JONES SODA CO.

CONSOLIDATED BALANCE SHEET

($US)

	March 31, 2008	Dec. 31, 2007
	(unaudited)
ASSETS
Current Assets:
Cash and equivalents	$13,293,740	$17,857,805
Short-term investments	9,436,478	9,935,400

Total cash and short-term investments	22,730,218	27,793,205
Accounts receivable	6,495,432	4,474,559
Inventory	6,990,182	5,745,888
Prepaid expenses	952,322	822,620

	37,168,154	38,836,272
Deferred income tax asset	117,850	117,850
Capital assets	1,288,960	1,078,916
Other assets	1,357,906	1,418,516
Intangible assets	164,098	173,040

	$40,096,968	$41,624,594

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$8,816,857	$6,993,226
Current portion of capital lease obligations	149,023	156,847
Taxes payable	—	203,379

	8,965,880	7,353,452
Capital lease obligations – less current portion	437,069	474,226
Long term liabilities-other	323,458	—

Shareholders’ equity	30,370,561	33,796,916

	$40,096,968	$41,624,594

JONES SODA CO.

Reconciliations of Non-GAAP Financial Measures

Reconciliation of gross margin, excluding inventory provisions (which is a non-GAAP measure) to gross margin calculated in accordance with GAAP:

	Three months ended March 31, 2008
Net Revenue	9,403,503
Gross Profit	1,922,472

Gross Margin – GAAP measure		20.44%

add back Inventory provisions	514,000
Gross Profit - Non-GAAP measure	2,436,472

Gross Margin – Non-GAAP measure		25.91%

For further information, contact:

Stephen Jones, CEO, Jones Soda Co.

(206) 624-3357 or sjones@jonessoda.com

Hassan Natha, Chief Financial Officer

(206) 624-3357 or hnatha@jonessoda.com

Chad Jacobs, Integrated Corporate Relations

(203) 682-8200 or cjacobs@icrinc.com